EXHIBIT 99.2
Abercrombie & Fitch
March 2008 Sales Release
Call Script
This is Brian Logan, Controller and Sr. Director of Investor Relations of Abercrombie & Fitch. The following is a summary of our sales results for the fiscal month ended April 5th, 2008.
Before I begin, I remind you that any forward-looking statements I may make are subject to the Safe Harbor Statement found in our SEC filings.
Net sales for the five-week period ended April 5th, 2008, were $330.2 million, compared to net sales of $331.2 million for the five-week period ended April 7th, 2007. Total Company direct-to-consumer net sales increased 45% to $25.6 million for the five-week period ended April 5th, 2008, compared to the five-week period ended April 7th, 2007. March comparable store sales decreased 10%.
The Company estimates that March comparable store sales were adversely affected by 5% to 6% related to shifts in the Easter and Spring Break calendars, which were two weeks earlier compared to last year.

Abercrombie & Fitch
March 2008 Sales Release
Call Script
By brand, Abercrombie & Fitch comparable store sales were down 2%. Men’s comps were up by a mid single digit; while women’s comps were down by a high single digit. Transactions per store per week were down 5%, while average transaction value was up 5%.
In the kids business, abercrombie, comparable store sales were down 14%. Boy’s comps were down by a high single digit and girls comps were down by a mid teen. Transactions per store per week were down 16%, while average transaction value was up 2%.
Hollister comparable store sales were down 16%. Dude’s comps were down by a high single digit and Betty’s comps were down by a high teen. Transactions per store per week were down 12% and average transaction value was down 5%.
RUEHL comparable store sales were down 21%. Men’s comps were down by a low single digit and women’s comps were down by a low thirty. Transactions per store per week were down 32% and average transaction value was down 1%.

Abercrombie & Fitch
March 2008 Sales Release
Call Script
From a merchandise classification standpoint across all brands, stronger performing masculine categories included fleece tops and fragrance, while shorts and graphic tees were down. In the feminine businesses, again on a total company basis, fleece and jeans performed well; while knit tops, skirts and shorts were down.
By region, comps were strongest in the North Atlantic and Southwest and weakest in the Midwest and South.
We will announce April sales on Thursday, May 8th, 2008.
Thank You.

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